Exhibit 99.1

Statement of Bazaarvoice on Rescheduled Hearing on DOJ’s Motion for Final Judgment

AUSTIN, Texas, April 1, 2014 — Bazaarvoice, Inc. (Nasdaq: BV), the network connecting brands and retailers to the authentic voices of consumers wherever they shop, today issued the following statement in response to the decision of the U.S. District Court in the Northern District of California (the “Court”) to postpone until April 25 the hearing on the motion for Final Judgment filed by the Department of Justice (“DOJ”):

Following the Court’s ruling in the antitrust action brought by the DOJ, we initiated a deliberate process to reasonably restore the lost competition identified in the Court’s decision. Bazaarvoice put forward a proposal for the divestiture of the assets it acquired from PowerReviews and, through discussions with interested parties, we have made significant progress toward a resolution that we believe will satisfy the Court. Judge Orrick’s decision to delay the hearing on the DOJ’s motion for Final Judgment provides valuable time for us to continue negotiations with interested parties, including the DOJ, as we work to bring this litigation to a conclusion.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about 70 million products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit http://www.bazaarvoice.co.uk read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Media Contact:	Investor Contact:
Matt Krebsbach	Linda Wells
Bazaarvoice, Inc.	Bazaarvoice, Inc.
512-551-6612	415-489-6045
matt.krebsbach@bazaarvoice.com	linda.wells@bazaarvoice.com

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